Exhibit 99.1

    NEWS
For Release: December 2, 2009

Robert Cohn Appointed to Charter Communications Board of Directors

St. Louis, Missouri – Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today announced that Robert Cohn has been appointed to Charter’s Board of Directors, effective December 1, 2009.

Mr. Cohn joins Charter’s Board following the successful completion of the Company’s financial restructuring and in conjunction with Charter’s Plan of Reorganization (the “Plan”).  As set forth in the Plan, Charter’s Board will ultimately be comprised of 11 individuals.  The final two members are to be elected by a majority vote of the nine current board members.

Along with Mr. Cohn, Charter’s Board is comprised of W. Lance Conn, Darren Glatt, Bruce A. Karsh, John D. Markley, Jr., Bill McGrath, Neil Smit, Christopher M. Temple and Eric L. Zinterhofer, who will serve as Chairman.

“Charter’s successful completion of its financial restructuring is a significant accomplishment,” said Neil Smit, President and Chief Executive Officer. “Charter’s new Board has a broad range of financial and leadership experience across a number of industries, and is committed to building value for Charter and its stakeholders.”

Robert Cohn said, “Charter has a solid operating platform and a significantly improved capital structure, and I am delighted to be a part of the Company’s future.”

Most recently, Mr. Cohn has served as an independent investor and advisor to growing companies. Mr. Cohn was a partner with Sequoia Capital from 2002 through 2004, a high-tech venture capital firm in Silicon Valley that provided the founding investment to several high tech companies including Google, Yahoo, Cisco and Electronic Arts.  Mr. Cohn was the founder of Octel Communications Corporation, as well as the company’s Chairman and CEO from its inception in 1982 until it was purchased by Lucent Technologies in 1997.  Mr. Cohn has served on various boards of public and private companies such as Octel, Trimble Navigation, Electronic Arts and Digital Domain.  He is currently on the boards of Right Hemisphere, Market Live and Taboola and is a Trustee of Robert Ballard’s Ocean Exploration Trust.  Mr. Cohn holds a BS degree in mathematics and computer science from the University of Florida, an MBA from Stanford University and is fluent in both French and English.  He is the recipient of the Distinguished Alumnus Award from the University of Florida.

About Charter
Charter Communications, Inc. is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Contacts:

Media:
Anita Lamont, 314-543-2215
Charter Communications, Inc.

Andy Brimmer
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Analysts:
Mary Jo Moehle, 314-543-2397
Charter Communications, Inc.